UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  April 30, 2010

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway; 15th Floor
New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                Other Events.

As previously disclosed, on June 13, 2009, Six Flags, Inc. (“Holdings”), Six Flags Operations Inc. (“SFO”) and Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries (the “SFTP Subsidiaries” and, collectively with Holdings, SFO and SFTP, the “Debtors”) filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12019).  On April 1, 2010, the Debtors filed with the Bankruptcy Court their Modified Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”).  On April 30, 2010, the Bankruptcy Court entered an Order Confirming Debtors’ Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 29, 2010, which approved and confirmed the Plan.  On April 30, 2010, the Debtors consummated their reorganization through a series of transactions contemplated by the Plan and the Plan became effective pursuant to its terms.

As previously disclosed, the Plan includes, among other things, a $505.5 million rights offering (the “Offering”), which represents 62.733% of the Common Stock of Six Flags Entertainment Corporation (formerly Holdings), to the holders of certain unsecured claims specified in the Plan, that are “Accredited Investors,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended; provided, however, that if the net proceeds from the Offering are less than $505.5 million, the parties who have agreed to backstop the Offering (the “Backstop Purchasers”) pursuant to the terms and conditions set forth in the commitment agreement executed by the Debtors and the Backstop Purchasers (the “Equity Commitment Agreement”), will subscribe for any amount of Common Stock offered but not purchased pursuant to the Offering.  A copy of the form of Equity Commitment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                           Form of Equity Commitment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS, INC.

	By:	/s/ James M. Coughlin
		Name:	James M. Coughlin
		Title:	General Counsel

Date: May 10, 2010

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Form of Equity Commitment Agreement	E